Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS
FIRST QUARTER 2010 RESULTS
Ann Arbor, Michigan — May 3, 2010
     Kaydon Corporation (NYSE: KDN) today announced its results for the first fiscal quarter ended April 3, 2010.
Consolidated Results
     Sales in the first quarter of 2010 were $119.2 million, an increase of 8.1 percent compared to $110.3 million in the first quarter of 2009. This represents the first year-over-year increase in sales activity since the fourth quarter of 2008 as both shipping and order activity improved in most of the Company’s industrial businesses. In particular, the short lead time industrial, semiconductor and military markets performed well relative to prior year.
     Operating income was $19.7 million in the first quarter of 2010, an increase of 26.8 percent compared to $15.5 million in the first quarter of 2009. EBITDA, a non-GAAP measure and as defined by the Company, was $27.1 million, or 22.7 percent of sales, during the first quarter of 2010, compared to $22.6 million, or 20.5 percent of sales, during the first quarter of 2009. Operating income and EBITDA rose disproportionately relative to sales due principally to the operating leverage resulting from cost reductions undertaken over the past two years. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
     Net income was $13.8 million in the first quarter of 2010, an increase of 36.6 percent compared to net income of $10.1 million in the first quarter of 2009. Diluted earnings per share in the first quarter of 2010 equaled $.41, an increase of 36.7 percent compared to diluted earnings per share of $.30 in the first quarter of 2009.
     First quarter 2010 results include a net benefit of $0.5 million, or $.01 per share on a diluted basis, for certain tax items. This net benefit included a qualifying advanced energy investment tax credit of $1.4 million partly offset by adjustments to deferred tax assets, including an adjustment for the reduced deductibility of postretirement prescription drug coverage related to Medicare Part D subsidies under the Patient Protection and Affordable Care Act. The first quarter 2010 effective tax rate also decreased compared to the prior first quarter due to the planned permanent reinvestment of earnings of certain international operations.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented, “We are pleased with our results this quarter. Sales grew compared to both the prior year’s first quarter and sequentially. Net income rose to $13.8 million in the first quarter of 2010 compared to the $10.1 million earned in the first quarter of 2009, representing the first year-over-year increase in net income since the third quarter of 2008. These results reflect continued improvement in many of our key industrial end markets and the favorable effect of actions taken early in the downturn to reduce structural costs and improve operating leverage.
     “While meaningful growth in 2010 remains dependent on continued improvement in economic conditions and the resulting increase in our customers’ capital spending, we are encouraged by the sustained strength in incoming orders. We are also pleased with our margin and cash flow performance, which reflects our ongoing discipline in managing expenses and capital as we have hopefully emerged from this challenging period.”
Quarterly Segment Results and Review
     Friction Control Products sales in the first quarter of 2010 were $79.8 million, compared to $72.2 million in the first quarter of 2009. Sales growth was achieved in the wind energy, semiconductor, and military bearings markets, which more than offset a decline in sales principally to the heavy industrial equipment markets. Wind energy sales in the first quarter of 2010 were $29.3 million, compared to $20.8 million in the first quarter of 2009.
     First quarter 2010 Friction Control Products operating income was $16.5 million, compared to $12.5 million in the first quarter of 2009. The increase in operating income was attributable principally to increased sales and improved cost absorption.
     Velocity Control Products sales in the first quarter of 2010 were $14.2 million, compared to $12.2 million in the first quarter of 2009, due to increased demand in both Europe and North America and the benefits of changes in foreign currency exchange rates and price increases. First quarter 2010 Velocity Control Products operating income was $3.4 million, compared to $2.2 million in the first quarter of 2009, due principally to the effects of increased sales volume, higher pricing, and net cost reduction efforts.
     Other Industrial Products (which is comprised of all other operating segments including our former Sealing Products reporting segment) sales in the first quarter of 2010 were $25.2 million, compared to $26.0 million in the first quarter of 2009 resulting principally from lower shipments of sealing products which more than offset increased demand for air and liquid filtration products. First quarter 2010 operating income for these businesses totaled $1.3 million, compared to $1.4 million in the first quarter of 2009. Both shipments and operating income were negatively impacted by disruptions associated with the record Mid-Atlantic snowfall which resulted in six lost shipping days at the Company’s Sealing Products facility.
Order Activity
     Orders were $100.5 million in the first quarter of 2010 compared to $71.1 million in the first quarter of 2009, an increase of 41.5 percent. Excluding the impact of discrete wind energy orders on prior quarters, this represents the largest quarterly dollar increase in orders in Kaydon history.
     Wind energy orders were $1.0 million in the first quarter of 2010 compared to net cancellations of $4.2 million in the first quarter of 2009. The Company currently expects more meaningful orders later in the year based on anticipated demand as existing customers rebuild their own backlogs. While subject to continued economic improvement and the likely impact of legislative action, the Company continues to expect 2010 wind shipments comparable to the level attained in 2009.
     Backlog was $199.8 million at April 3, 2010, compared to $218.5 million at December 31, 2009. The decline was largely due to timing associated with large discrete wind orders anticipated later in 2010 partly offset by strong order rates in the industrial business. Also impacting backlog is the increased mix of orders made during the quarter for immediate shipment.
Financial Position and Free Cash Flow
     The Company had unrestricted cash totaling $275.0 million, $300.0 million in committed available credit and no debt outstanding at April 3, 2010. The Company’s unrestricted cash balance increased by $12.6 million in the first quarter of 2010 compared to the 2009 fiscal year end and by $54.7 million compared to the $220.3 million in cash at April 4, 2009.
     Free cash flow, a non-GAAP measure defined by the Company as net cash from operating activities less capital expenditures, net of dispositions, was $27.9 million in the first quarter of 2010 compared to $1.3 million during the first quarter of 2009. The year-over-year increase was due principally to higher net income, lower cash usage for working capital, improvement in other assets and liabilities, and lower capital expenditures. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     During the first quarter, the Company paid cash dividends of $6.0 million and repurchased 207,437 shares of common stock for $7.5 million.

About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a first quarter 2010 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-967-7141 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at:
http://webcast.premiereglobal.com/r.htm?e=199829&s=1&k=63E7366B88E64F9D60C3654F9A35042C
or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “First Quarter 2010 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through May 10, 2010 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 4039696.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
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     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	First Quarter Ended
	April 3,	April 4,
	2010	2009
Net sales	$119,245,000	$110,335,000
Cost of sales	77,476,000	74,557,000

Gross profit	41,769,000	35,778,000
Selling, general and administrative expenses	22,087,000	20,258,000

Operating income	19,682,000	15,520,000
Interest expense	(62,000)	(62,000)
Interest income	24,000	130,000

Income before income taxes	19,644,000	15,588,000
Provision for income taxes	5,817,000	5,464,000

Net income	$13,827,000	$10,124,000

Earnings per share:
Basic	$0.41	$0.30

Diluted	$0.41	$0.30

Dividends declared per share	$0.18	$0.17

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	April 3,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$275,013,000	$262,403,000
Accounts receivable, net	83,983,000	77,977,000
Inventories, net	87,083,000	88,796,000
Other current assets	14,716,000	16,601,000

Total current assets	460,795,000	445,777,000

Property, plant and equipment, net	171,981,000	175,716,000

Goodwill, net	143,199,000	143,891,000
Other intangible assets, net	20,601,000	21,552,000
Other assets	1,040,000	1,008,000

Total assets	$797,616,000	$787,944,000

Liabilities and Shareholders’ Equity:

Accounts payable	$22,568,000	$21,353,000
Accrued expenses	35,490,000	26,731,000

Total current liabilities	58,058,000	48,084,000

Long-term liabilities	40,692,000	39,895,000

Shareholders’ equity	698,866,000	699,965,000

Total liabilities and shareholders’ equity	$797,616,000	$787,944,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	First Quarter Ended
	April 3,	April 4,
	2010	2009
Cash flows from operating activities:
Net income	$13,827,000	$10,124,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,031,000	4,694,000
Amortization of intangible assets	971,000	1,070,000
Amortization of stock awards	1,072,000	1,035,000
Stock option compensation expense	297,000	330,000
Excess tax benefit from stock-based compensation	(62,000)	22,000
Deferred financing fees	62,000	62,000
Net change in receivables, inventories and trade payables	(3,805,000)	(14,119,000)
Net change in other assets and liabilities	12,234,000	3,416,000

Net cash from operating activities	29,627,000	6,634,000

Cash flows used in investing activities:
Capital expenditures	(1,700,000)	(5,382,000)
Dispositions of property, plant and equipment	21,000	6,000
Proceeds from sales of investments	—	1,416,000

Net cash used in investing activities	(1,679,000)	(3,960,000)

Cash flows used in financing activities:
Cash dividends paid	(6,043,000)	(5,750,000)
Purchase of treasury stock	(7,515,000)	(8,871,000)
Excess tax benefits from stock-based compensation	62,000	(22,000)
Proceeds from exercise of stock options	7,000	—

Net cash used in financing activities	(13,489,000)	(14,643,000)

Effect of exchange rate changes on cash and cash equivalents	(1,849,000)	(682,000)

Net increase (decrease) in cash and cash equivalents	12,610,000	(12,651,000)

Cash and cash equivalents — Beginning of period	262,403,000	232,998,000

Cash and cash equivalents — End of period	$275,013,000	$220,347,000

KAYDON CORPORATION
EARNINGS PER SHARE

	First Quarter Ended
	April 3,	April 4,
	2010	2009
Earnings per share — Basic

Net income	$13,827,000	$10,124,000

Less: Net earnings allocated to participating securities — Basic	(147,000)	(114,000)

Income available to common shareholders — Basic	$13,680,000	$10,010,000

Weighted average common shares outstanding — Basic	33,273,000	33,323,000

Earnings per share — Basic	$0.41	$0.30

Earnings per share — Diluted

Net income	$13,827,000	$10,124,000

Less: Net earnings allocated to participating securities — Diluted	(147,000)	(114,000)

Income available to common shareholders — Diluted	$13,680,000	$10,010,000

Weighted average common shares outstanding — Diluted

Weighted average common shares outstanding — Basic	33,273,000	33,323,000
Potential dilutive shares resulting from stock options	24,000	7,000

Weighted average common shares outstanding — Diluted	33,297,000	33,330,000

Earnings per share — Diluted	$0.41	$0.30

KAYDON CORPORATION
REPORTABLE SEGMENT INFORMATION
(Amounts in thousands)

	First Quarter Ended
	April 3,	April 4,
	2010	2009
Net sales
Friction Control Products	$79,782	$72,195
Velocity Control Products	14,233	12,159
Other Industrial Products	25,230	25,981

Total consolidated net sales	$119,245	$110,335

	First Quarter Ended
	April 3,	April 4,
	2010	2009
Operating income

Friction Control Products	$16,544	$12,482
Velocity Control Products	3,375	2,176
Other Industrial Products	1,306	1,353

Total segment operating income	21,225	16,011

Items not allocated to segment operating income	(1,543)	(491)
Interest expense	(62)	(62)
Interest income	24	130

Income before income taxes	$19,644	$15,588

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments which do not meet the quantitative thresholds for separate disclosure and do not meet the criteria for aggregation with other operating segments to create an additional reporting segment are combined and disclosed as “Other Industrial Products.” The Company’s Sealing Products operating segment no longer meets the quantitative threshold for separate disclosure as a reporting segment and its results are shown in the “Other Industrial Products” caption. Prior period results have been reclassified to conform to this presentation.

KAYDON CORPORATION
RECONCILIATION OF NON MEASURES
(Amounts in thousands)

	First Quarter Ended		LTM
	April 3,	April 4,	April 3,	April 4,
Free cash flow, as defined (non-GAAP)	2010	2009	2010	2009
Net cash from operating activities (GAAP)	$29,627	$6,634	$89,174	$51,822
Capital expenditures, net of dispositions	(1,679)	(5,376)	(7,060)	(50,124)

Free cash flow, as defined (non-GAAP)	$27,948	$1,258	$82,114	$1,698

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	First Quarter Ended		LTM
	April 3,	April 4,	April 3,	April 4,
EBITDA, as defined (non-GAAP)	2010	2009	2010	2009
Net income (GAAP)	$13,827	$10,124	$49,659	$59,868
Net interest (income)/expense	38	(68)	(184)	1,964
Provision for income taxes	5,817	5,464	26,025	33,035
Depreciation and amortization of intangible assets	6,002	5,764	24,357	22,352
Stock-based compensation expense (1)	1,369	1,365	5,425	5,764

EBITDA, as defined (non-GAAP)	$27,053	$22,649	$105,282	$122,983

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.
Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.